                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14A-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 14a-12

                       Information Architects Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1)  Title of each class of securities to which transaction applies:    N/A

    2)  Aggregate number of securities to which transaction applies:       N/A

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee
is calculated and state how it was determined):                   N/A

    4)  Proposed maximum aggregate value of transaction: N/A

    5)  Total fee paid:        N/A

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:        N/A

    2)  Form, Schedule or Registration Statement No.:    N/A

    3)  Filing Party: N/A

    4)  Date Filed:   N/A

                       INFORMATION ARCHITECTS CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         Notice is hereby given that the Information Architects Corporation (the "Company") Annual Meeting of Stockholders will be held at The Park Hotel, 2200 Rexford Road, Charlotte, North Carolina 28211 on May 26, 2000 at 2:00 P.M. for the following purposes as set forth in the accompanying Proxy Statement:

         1.       To elect four directors to serve for a term of one year;

         2. To approve the issuance of 1,000,000 shares of the Company's common stock, par value $.001 per share ("Common Stock") that the Company is required to issue by Agreement to retire the outstanding principal and interest of the July 30, 1999 6% convertible debenture issued by the Company;

         3. To ratify the selection and appointment by the Company's Board of Directors of Holtz Rubenstein & Co. LLP, independent certified public accountants, as auditors for the Company for the year ending December 31, 2000; and

         4. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Holders of record of the Company's Common Stock at the close of business on April 21, 2000, will be entitled to vote at the meeting. A list of such stockholders will be available for examination by a stockholder for any purpose germane to the meeting during ordinary business hours at the offices of the Company at 4064 Colony Road, Charlotte, North Carolina 28211, during the ten business days prior to the meeting.


                                         By Order of the Board of Directors
                                         Robert F. Gruder, Chairman

         Dated:  April 28, 2000

         Whether or not you plan to attend the meeting, please date and sign the enclosed proxy and return it in the envelope provided. Any person giving a proxy has the power to revoke it at any time prior to its exercise and, if present at the meeting, may withdraw it and vote in person. Attendance at the meeting is limited to stockholders, their proxies and invited guests of the Company.

                       INFORMATION ARCHITECTS CORPORATION
                                4064 Colony Road
                         Charlotte, North Carolina 28211

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 26, 2000

                                 PROXY STATEMENT

         This Proxy Statement is furnished to you in connection with the solicitation by the Board of Directors of proxies to be voted at the Information Architects Corporation Annual Stockholder's Meeting (the "Meeting") to be held at The Park Hotel, 2200 Rexford Road, Charlotte, North Carolina 28211 at 2:00 P.M. on May 26, 2000 and at any adjournments thereof. The purpose of the Meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors knows of no other business that will come before the Meeting.

         Stockholders of record at the close of business on April 21, 2000 are entitled to notice of and to vote at the Meeting or any adjournments thereof. Proxies for use at the Meeting are being mailed to stockholders on or about April 28, 2000 together with a copy of the Company's Annual Report on Form 10-K. The Company's only class of voting securities outstanding at the present time is its Common Stock, of which 29,136,827 shares were outstanding as of March 30, 2000. The present officers and directors of the Company, holding approximately 25% of the outstanding Common Stock, intend to vote "For" all the proposals set forth herein.

                                HOW YOU CAN VOTE

         If you return your signed proxy before the Annual Meeting of Stockholders is held, the proxy holders will vote your shares as you direct. You can specify on your proxy, whether your shares should be voted for all, some or none of the nominees for directors. IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, THE PROXY HOLDERS WILL VOTE THEM "FOR" THE ELECTION FOR ALL NOMINEES FOR DIRECTORS UNDER "ELECTION OF DIRECTORS" AND "FOR " THE OTHER 2 PROPOSALS DESCRIBED IN THIS PROXY STATEMENT.

         Under rules followed by the National Association of Securities Dealers, Inc. ("NASDAQ"), brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. With respect to the other proposals presented to stockholders, no broker may vote shares held for customers without specific instruction from such customers. A majority of the total outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

                                 REQUIRED VOTES

         Under the laws of the State of North Carolina, assuming a quorum of the Company's outstanding shares exists, the affirmative vote of the holders of a majority of the votes cast at the Meeting in favor of an action must exceed the votes cast against the action to approve each of the Proposals.

                              REVOCATION OF PROXIES

         Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it any time before it is exercised. It may be revoked:

         - By filing with the Company's Secretary an instrument of revocation;

         - Presenting at the Meeting a duly executed proxy bearing a later date; or

         - By attending the Meeting and electing to vote in person.


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

EXPENSE OF SOLICITATION

         The cost of soliciting proxies, which also includes the preparation, printing and mailing of this Proxy Statement, will be borne by the Company. Solicitation will be made by the Company primarily through the mail. The Company may also retain the services of a proxy solicitation firm. The Company has not made any arrangements to do so as of the date of this Proxy Statement, and does not presently have estimates as to the cost of such services. Directors, officers and regular employees of the Company may solicit proxies personally, by telephone or telegram. The Company will request brokers and nominees to obtain voting instructions of beneficial owners of stock registered in their names and will reimburse them for any expenses incurred in connection therewith.


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

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         The Company's Board of Directors currently consists of four (4) directors. A vacancy or vacancies that occur during the year may be filled by the Board of Directors, and any directors so approved must stand for reelection at the next annual meeting of stockholders. The nominees for directors, to be voted on by stockholders, are Messrs. Gruder, Dudchik, Blumberg and McLaughlin.

         The Company's present directors have nominated all of the Company's current directors for election. All nominees have consented to be named and have indicated their intent to serve, if elected. The Company has no reason to believe that any of these nominees are unavailable for election. However, if any of the nominees become unavailable for any reason, the persons named as proxies may vote for the election of such other person or persons for such office as the Board of Directors of the Company may recommend in the place of such nominee or nominees. It is intended that proxies, unless marked to the contrary, will be voted in favor of the election of Messrs. Gruder, Dudchik, Blumberg and McLaughlin.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE FOLLOWING FOUR NOMINEES.

         Certain information regarding each nominee is set forth in the table and text below. The following table sets forth the name, age and term of office as director for each nominee for election as director and his present position(s) with the Company:

                              Director
Director(1)             Age   Since       Position
--------------------    ---   -----       ----------------------------------
Robert F. Gruder        41    1989        Chief Executive Officer, President and
                                          Chairman of the Board
Thomas J. Dudchik       40    1996        Senior Vice President and Director
Richard J. Blumberg     64    1999        Director
James H. McLaughlin     46    1999        Director

(1) On August 17, 1999 Mr. Jay P. Gilbertson joined the Board of Directors. Mr. Gilbertson has indicated that he will not seek election and has resigned from the Board of Directors. On February 18, 2000, Mr. Frank G. Milligan retired and resigned from all positions with the Company, including as a Director of the Company. At this time, there are no plans to fill the Director's positions vacated by Mr. Milligan or Mr. Gilbertson.

DIRECTOR NOMINEES

         ROBERT F. GRUDER has served as Chief Executive Officer and Chairman of the Board of Directors since 1989. Prior to his association with the Company and for three years, Mr. Gruder served as president of GEM Technologies, Inc. ("GEM"), a company, which was engaged in developing a computer language compiler (See "Certain Relationships and Related Transactions"). Prior to Mr. Gruder's association with GEM, he was employed at three different banks. Mr. Gruder is a graduate of American University and holds a BS degree in finance.

         THOMAS J. DUDCHIK joined the Company as Senior Vice President in February 1996. He is responsible for all marketing and investor relations. Prior to joining the Company, Mr. Dudchik served as Deputy Chief of Staff for Connecticut Governor Lowell P. Weicker, Jr. from January 1993 through January 1995. As part of his responsibilities, Mr. Dudchik administered the State of Connecticut's $10 billion annual budget for the 26 major state agencies, covering 50,000 state employees. From February 1991 through December 1992, Mr. Dudchik served as Deputy Commissioner of the Connecticut Department of Environmental Protection. From February 1995 through January 1996, he operated an advertising and sales promotion business. Mr. Dudchik received a BA degree from Trinity College.

         RICHARD J. BLUMBERG is a practicing attorney in New York, New York and for the last six years has been a member of the firm of McLaughlin & Stern, LLP. The McLaughlin & Stern law firm has acted as a counsel to the Company for the last three years. For nine years, Mr. Blumberg served with the Securities and Exchange Commission both in New York, New York, and Miami, Florida. Mr. Blumberg received a bachelor of law degree from New York University School of Law.

          JAMES H. MCLAUGHLIN has been with Mellon Private Asset Management in New York, New York from 1995 to the present and is currently the Regional Manager for New York, New Jersey, and Connecticut. Prior to joining Mellon Private Asset Management, Mr. McLaughlin was a Financial Advisor in the Private Client Group at Sanford C. Bernstein & Co., Inc. in New York, New York from 1993 to 1995. From 1991 to 1993 he was a Vice President in institutional trust sales at Society National Bank of Cleveland. Mr. McLaughlin received his BA's degree from Lafayette College and his Master's degree in Public Administration from Harvard University's Kennedy School of Government.

OTHER EXECUTIVE OFFICERS

          Following are the persons who are the executive officers of the Company, their age, their current title and their positions held during the last five years:

          LEON SHKLAR, 43, began as the Company's Vice President of Advanced Technologies in February of 1999. Dr. Shklar is the developer of the patented Metaphoria technology. Prior to beginning work with the Company, Dr. Shklar was the Director of Research & Development with Pencom Web Works, a subsidiary of Pencom Systems, Inc. from 1996. Dr. Shklar was awarded a Ph.D. in Computer Science from Rutgers University, New Brunswick in 1996. Prior to his graduation, he worked as a research scientist at Bell Communications Research, Morristown, New Jersey. In parallel to his job at the Company, he is a part-time lecturer at Rutgers University. He has presented tutorials and chaired workshops on Web Access to Legacy Data, Data Modeling, and Web Engineering at international World Wide Web Conferences. For the past three years, Dr. Shklar has been a representative on the Advisory Committee of the World Wide Web Consortium (W3C) and was actively involved in developing the RDF standard.

         J. WAYNE THOMAS, 47, began as the Company's Chief Financial Officer in May 1999. Prior to that time, in his most recent position as Director of Global Compliance for Electronic Data Systems Corporation ("EDS"), Mr. Thomas was charged with the review of worldwide financial processes for controls and compliance. As Controller for the Client Server Sales and Marketing division from 1995 to 1998, Mr. Thomas created a successful sales incentive program. As a Controller in EDS' Transportation Strategic Business Unit from 1993 to 1995, Mr. Thomas provided due diligence and transition assistance for acquisitions. From October of 1990 to 1993, Mr. Thomas was Controller for EDS' Air Transportation division. Mr. Thomas holds a BSBA in Accounting from Indiana University in Pennsylvania. He is a Certified Public Accountant, a Certified Management Accountant and a member of the American Institute of Certified Public Accountants.

         THOMAS D. MORRIS, 58, joined the Company in August 1997 as Director of Development and in May 1998, became Chief Operating Officer with responsibility for all Year 2000 business operations. From 1995 until the time he joined the Company, he was a partner in New Solutions, Consulting Services, a company engaged in providing strategic development and process improvement for information technology. During 1994 and 1995, Mr. Morris was Vice-President, Operations and Finance for Childers Food Products and from 1992 through 1994, he was the Chief Information Officer for the Charlotte-Mecklenburg School System. Prior to 1992, Mr. Morris was employed by IBM Corporation for 25 years with various management responsibilities in development and systems integration and general business management. Mr. Morris holds a Master of Sciences in Nuclear Physics from the University of Tennessee and a BS in Physics from Marshall University.

         J. DAIN DULANEY, JR., 37, joined the Company in July 1997 as the Company's General Counsel and was appointed Secretary in April of 1999. Prior to joining the Company, Mr. Dulaney was Assistant General Counsel with HBO & Company from 1995 to July 1997. In that position, Mr. Dulaney had legal responsibilities for general corporate, contract, acquisition, international, regulatory, litigation management and intellectual property areas. Mr. Dulaney was Associate Counsel for a division of First Data Corporation from 1991 to 1995. Mr. Dulaney holds a JD from Wake Forest University's School of Law and a BA from Washington and Lee University. He is a member of the American Corporate Counsel Association and the North Carolina State Bar.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

          Directors are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified. The Board of Directors held ten (10) meetings during the calendar year 1999, acted by unanimous written consent five (5) times during the year and also met informally. The Company has a standing Audit Committee and Compensation Committee of its Board of Directors. The Company has no other standing Committees. During 1999, except as set forth below, no member of the

Board attended fewer than seventy-five percent (75%) of the total number of Board or Committee meetings convened by the Board of Directors after being appointed. Mr. McLaughlin attended seventy one percent (71%) or 5 out of 7 of the Board Meetings, all Audit Committee and Compensation Committee meetings convened by the Board of Directors after being appointed and acted in all unanimous written consents.

         Audit Committee. Messrs. Blumberg and McLaughlin are independent directors and currently serve on the Audit Committee. The Audit Committee is charged with, among other things, the review with the Company's auditors of the general scope of the Company's annual audit; review of the annual audit, the auditor's report on the adequacy of internal controls and other findings; review of the auditor's management letter; and the implementation of any corrective measures, if so required. The Audit Committee met two (2) times, and from time to time had informal discussions during the fiscal year ended December 31, 1999.

         Compensation Committee. Messrs. Blumberg and McLaughlin are independent directors and currently serve on the Compensation Committee. The Compensation Committee is charged with the review of officers' compensation, bonuses and the granting of stock options. The Compensation Committee met once and from time to time had informal discussions, during the fiscal year ended December 31, 1999.

         The Company's outside directors are given the option to receive an award of 15,000 warrants each. The warrants vest 5000 per year over a three-year period from the date they commence serving on the Board, at the fair market price of the Company's Common Stock on the date of grant and expire after 10 years. The outside directors do not receive any compensation for their attendance at meetings, but are reimbursed for travel expenses.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent stockholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms which they file. Based solely on its review of the copies of such forms furnished to the Company during the fiscal year ended December 31, 1999, the Company is aware of the following untimely filings:

Mr. Richard J. Blumberg acquired warrants to purchase up to 15,000 shares of the Company's common stock on December 1, 1999, which were reported on a Form 4 filed on April 7, 2000.

Mr. Gruder had shares of the Company's common stock sold pursuant to margin calls in June of 1999, which had the corrected prices reported on a Form 4 filed on September 10, 1999. Mr. Gruder also acquired options to purchase up to 700,000 shares of the Company's common stock on November 1, 1999 which have not yet been reported on a filed Form 4.

The Company believes that all other transactions required to be reported under
Section 16(a) of the Securities Exchange Act were reported in a timely manner on reports filed by the affected individuals.

                             EXECUTIVE COMPENSATION

         REPORT OF THE COMPENSATION COMMITTEES ON EXECUTIVE COMPENSATION

         The Company's Board of Directors approves all compensation decisions with regard to executive officers, including the Chief Executive Officer, based on recommendations from the Compensation Committee. The Compensation Committee is responsible for the establishment of all compensation and benefit programs, as well as the overall monitoring of those programs. The Company's compensation philosophy and executive compensation programs are discussed in this report.

         Executive Compensation Philosophy. In general, executive officers who are in a position to make a substantial contribution to the success and growth of the Company should have interests similar to those of the stockholders. Executive officers should be motivated by and benefit from increased stock value. Therefore, the Company believes that executive officers should hold a meaningful equity position in the Company through the purchase of Common Stock and/or the award of options to purchase Common Stock. The Company's Board of Directors believes that the executive compensation program must be competitive with those of other companies of comparable size and complexity in order to attract, retain and motivate talented individuals.

         Executive Compensation Program. The Company's compensation program consists of base salary and long-term incentives, generally in the form of options to purchase Common Stock.

         Base Salary. The Compensation Committee generally reviews and determines the relative levels of base salary for executive officers on an annual basis. In determining the levels of base salary for an executive officer, except with respect to the Chief Executive Officer, the Compensation Committee considers relative levels of responsibility and individual and Company performance. The Committee believes that base salaries of the Company's executive officers are below average relative to its national and regional peer companies as the Company continues its transition from a start up company to a more mature status. The Committee will continue to review the base salary levels of executive management to bring them more in line with national and regional peer companies.

         Stock Options. An additional important aspect of the Company's compensation program is its use of stock options. As the Company has grown it has sought to retain and attract key executives through the grant of stock options. Under the 1994 Omnibus Stock Plan, the Committee may grant options to purchase Common Stock to Company employees, including executive officers. Option grants become exercisable over a period of time and generally have an exercise price equal to the fair market value of the Common Stock on the grant date, creating long term incentives to enhance the value of the Company's Common Stock. The Committee considers the grant of options to executive officers and key managers on an annual basis. The number of options awarded and the related vesting periods are determined based upon management's contribution to Company's future growth and profitability. The options are also intended (a) as additional possible compensation that does not require the Company to pay additional cash expenses as it grows in revenues and (b) to provide flexibility to the Company in its ability to motivate, attract and retain the services of participants upon whose judgment, interest and special effort the successful conduct of its operation is largely dependent. The Committee believes that the use of stock-based incentives ensures that the executive's interests are aligned with the long-term interests of the Company's stockholders.

         Chief Executive Officer Compensation. Mr. Robert F. Gruder served as Chief Executive Officer in 1999. Mr. Gruder's base salary, although raised for the calendar year 1999, remains well below that of other chief executive officers for similar national and regional companies so that as much cash as possible could be used for the growth of the business. In 1999, Mr. Gruder received an additional award of options. The Compensation Committee considered the time and efforts Mr. Gruder had expended in raising capital for the Company and promoting the Company's new strategic direction and believed that a grant of these options to Mr. Gruder to reward him for his extraordinary efforts and to induce him to remain with the Company were appropriate. As the Company emerges from a growth company, the Compensation Committee will continue to review the Chief Executive Officer's compensation to bring it in line with comparable salaries of other Chief Executive Officers at similar national and regional companies.

         This report is submitted by the Compensation Committee, which currently consists of the Messrs. McLaughlin and Blumberg.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Blumberg and McLaughlin currently serve on the Compensation Committee and none of such persons has ever been an officer or employee of the Company.

                                  COMPENSATION

         The following tables set forth information with respect to compensation paid by the Company for the services during the three years ended December 31, 1999 of the Company's Chief Executive Officer, Chief Financial Officer and Vice President of Advanced Technologies. No other officer receives compensation in excess of $100,000.

                           Summary Compensation Table

                                                                               Long Term Compensation
                                                                               ----------------------
                                   Annual Compensation                           Awards     Payouts
                                   -------------------                           ------     -------
(a)                                (b)         (c)         (d)         (e)        (f)         (g)           (h)       (i)
                                                                                Re-
                                                                    Other       stricted   Securities                 All
                                                                    Annual      Stock      Underlying       LTIP     Other
                                                                    Compen-     Awarded    Options/       Payouts    Compen-
Name and Principal Position       Year      Salary($)    Bonus($)   sation($)     ($)      SARs(#)          ($)     sation($)
---------------------------       ----      ---------    --------   ---------   -------    ----------     -------   ---------
ROBERT F. GRUDER                  1999       125,000        -0-        -0-       -0-       700,000(1)       -0-        -0-
Chief Executive Officer
                                  1998        70,000        -0-        -0-       -0-         2,000(1)       -0-        -0-

                                  1997        60,000        -0-        -0-       -0-        -0-             -0-        -0-


J. WAYNE THOMAS                   1999        84,145      58,000       -0-       -0-       100,225          -0-        -0-
Chief Financial Officer

LEON SHKLAR                       1999       111,000      58,000       -0-       -0-       150,275          -0-        -0-
Director of Research and Dev.


         (1) Mr. Gruder was granted 2,000 incentive stock options under the 1994 Omnibus Stock Plan on April 24, 1997 and these options were repriced on October 28, 1998 and vested on October 8, 1999. On November 1, 1999 Mr. Gruder was granted 700,000 options to purchase shares of the Company's common stock at an exercise price of $1.31, vesting on May 1, 2000.

         The senior executive officers do not currently receive any other personal benefits. The Company offers health insurance to all of its employees. The Company also has a 401(k) program, but during the year 1999, made no contributions.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
-----------------------------------------------------------------------------------------------
                                                                  Potential Realizable Value at
                                                                  Assumed Annual Rates of Stock
                                                                        Price Appreciation for
Individual Grants                                                            Option Term
-----------------                                                 -----------------------------

(a)                     (b)           (c)           (d)         (e)         (f)         (g)
                    Number of     % of Total
                    Securities    Options/SARs
                    Underlying    Granted to     Exercise
                    Options/SARs  Employees in   Price      Expiration
Name                Granted (#)   Fiscal Year    ($/Sh)        Date        5% ($)    10% ($)
----                -----------   ------------   ---------  ----------    -------    -------
Robert F. Gruder     700,000(1)       42.0        1.31       11/1/09      576,696   1,461,462

J. Wayne Thomas(2)    32,000           1.9        4.13       05/3/99       83,115     210,629
                      68,000           4.1        1.19       11/1/09       50,890     128,966

Leon Shklar(3)        40,000           2.4        2.03       8/03/09       51,066     129,412
                      20,000           1.4        2.31       8/20/09       29,055      73,631
                      90,000           5.4        1.19       11/1/09       67,355     170,690

(1) The exercise price for the options granted to Mr. Gruder were established at 110% of fair market value on date of grant. These options vest on May 1, 2000 and expire on November 1, 2004.

(2) Mr. Thomas also received 225 options pursuant to an award plan under which all employees of the Company, except Mr. Gruder, were granted 25 shares per month, at an exercise price established at fair market value as of the 15th of each month, vesting one year from the date of grant and terminating 10 years from the date of grant. The exercise prices ranges from $1.5625 to $7.0625. The Board of Directors terminated this award plan effective as of the end of January 2000.

(3) Dr. Shklar also received 275 options pursuant to an award plan under which all employees of the Company, except Mr. Gruder, were granted 25 shares per month, at an exercise price established at fair market value as of the 15th of each month, vesting one year from the date of grant and terminating 10 years from the date of grant. The exercise prices ranges from $1.5625 to $8.25. The Board of Directors terminated this award plan effective as of the end of January 2000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of March 30, 2000 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock; (ii) each of the Company's officers and directors and
(iii) all of the aforementioned as a group:

Name and Address                   Amount and Nature of
of Beneficial Owner                Beneficial Ownership    Percent of Class
------------------------------------------------------------------------------
Robert F. Gruder                       6,706,515                 23%
Thomas J. Dudchik                        223,776                   *
Richard J. Blumberg (Director)            15,000                   *
James H. McLaughlin (Director)            15,000                   *
Leon Shklar                              150,275                   *
J. Wayne Thomas                          100,225                   *
Thomas Morris                             37,715                   *
J. Dain Dulaney, Jr.                      66,625                   *
Archery Capital LLC(1)                 1,639,344                  5.6%

TOTALS                                 8,954,475                 30.7%
                                       ------------------------------

(1) The following funds are also beneficial owners of the Company's common stock with Archery Capital, LLC, Pharos Fund Limited, Lighthouse Partners USA, LP and Lighthouse Investment Fund, LP as listed in the Schedule 13-G filed with the Securities and Exchange Commission on January 7, 2000. The address of these funds is listed as c/o Archery Capital, LLC, 237 Park Avenue, Suite 900, New York, New York 10017.

*Represents less than 1% of the Company's outstanding shares of Common Stock.

                              EMPLOYMENT CONTRACTS

          Officers serve at the discretion of the Board of Directors subject to any contracts of employment. At the present time there are no contracts of employment.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         There is a lawsuit pending against the Company, the Company's Chief Executive Officer, Robert F. Gruder ("Mr. Gruder") and Thomas J. Dudchik, the Company's Senior Vice President and Director in Connecticut Superior Court, Judicial District of Fairfield at Bridgeport, Docket No. CV96-0334308-S entitled Kaplan, et al v. Gruder, et al. (the "Civil Action") and a related bankruptcy proceeding described below. Mr. Gruder and Mr. Dudchik were the incorporators of a Connecticut corporation named GEM Technologies, Inc. ("GEM"). The Civil Action involves claims by plaintiffs who had notes (the "Notes"), convertible into an 8.72% undiluted interest in GEM. GEM filed a Chapter 7 bankruptcy petition. The plaintiffs claimed that (a) they were fraudulently induced to invest in GEM, (b) GEM wrongfully transferred assets to a predecessor corporation of the Company and (c) they were entitled to damages equal to an 8.72% interest in GEM, and as such, in the Company. The case has been tried, and the Court issued a Memorandum of Decision, dated May 19, 1999, ruling that the Company was unrelated to GEM, and ruling against Mr. Gruder on two counts. Plaintiffs in the Civil Action were awarded a judgement of $175,000, plus interest and attorney's fees against Mr. Gruder on these claims. A hearing has been held on the issue of attorneys' fees, but no decision has been issued. The same persons comprising the plaintiffs in the Civil Action and the Chapter 7 trustee filed a motion to open GEM's Chapter 7 bankruptcy case. The plaintiffs are claiming that the bankruptcy trustee has the right to recover from Mr. Gruder shares of the Company's common stock to satisfy claims in the GEM bankruptcy case. The Company is not a party to the GEM bankruptcy case. The plaintiff group has expressed its intention to attempt to recover, through the bankruptcy proceeding, the 8.72% interest in the Company that the court declined to award in the Civil Action. If the bankruptcy court reopens the GEM bankruptcy case, it is expected that litigation will ensue concerning the validity of this claim. Mr. Gruder has agreed to indemnify and hold the Company harmless in the event of a judgement against the Company. In exchange, the Company has agreed to bear all costs of the Civil Action and the GEM bankruptcy case for Mr. Gruder and the Company. As of December 31, 1999, the Company paid defense costs of $41,679 on Mr. Gruder's behalf.

         Mr. Gruder is a limited partner in the partnership group Two Morrocroft Centre, LLC, which owns the Company's headquarters building located at Two Morrocroft Centre, 4064 Colony Road, Charlotte, North Carolina. In June 1998, the Company entered into a lease with the partnership and began paying annual rent in May 1999. At this time the annual rent is approximately $1,500,000. The lease was negotiated as an arms length transaction, approved by the Board of Directors and the rent is comparable to similar rents in the area.

         Mr. Robert F. Gruder, Chairman and Chief Executive Officer had made advances to the Company from time to time to assist the Company in the Company's working capital requirements with annual interest at 10.5% per year. The loan was evidenced by a promissory note payable on demand and as of December 1, 1999 the outstanding balance of the loan was $2,045,482.16. On December 31, 1999 Mr. Gruder forgave all outstanding principle and interest on the loan.

         On December 31, 1998, Mr. Hollis Scott, a former Director and the former Chief Financial Officer of the Company, owed the Company $320,750, representing the unpaid exercise price of certain stock options exercised by Mr. Scott during 1998. Mr. Scott and the Company agreed to a settlement on the outstanding balance and principal of the loan, which Mr. Scott repaid on June 21, 1999.


                            COMPANY PERFORMANCE GRAPH

         The following graph compares the cumulative total stockholder return on the Common Stock of the Company from January 1, 1999 to December 31, 1999, with the cumulative total return on the Nasdaq Stock Market for United States Companies ("Nasdaq Stock Market Index") and the Nasdaq Computer and Data Processing Stocks ("Nasdaq Computer Index") over the same period. This graph assumes a $100 investment on June 2, 1997 (when the Company first started trading) in the Company's Common Stock and in each of the indices and reinvestment of all dividends, if any.

         The graph displayed below is presented in accordance with the Securities and Exchange Commission requirements. You are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. This graph is not intended to reflect the Company's forecast of future financial performance. The graph was prepared by Standard & Poor's Compustat, a division of the McGraw Hill Companies.

                        [TOTAL SHAREHOLDER RETURNS GRAPH]

                                                             INDEXED RETURNS
                                                      BASE     YEARS ENDING
                                                     PERIOD
COMPANY / INDEX                                      2JUN97       DEC97          DEC98      DEC99
-------------------------------------------------------------------------------------------------
INFORMATION ARCHITECTS CORP./ALYDAAR SOFTWARE CORP.   100         143.18         75.00      93.18
NASDAQ                                                100         112.50        158.53     286.41
NASDAQ COMPUTER & DATA PROCESS                        100         104.62        186.78     394.78


An IPO price of $11.00 was used to calculate the return for Information Architects Corporation/Alydaar Software Corporation. The price was supplied by the Company. A price of $15.75 was used for the Dec 31, 1997 calculation and was provided by the Company.

Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 1

                          ----------------------------

                                 PROPOSAL NO. 2

   APPROVAL OF THE ISSUANCE OF 1,000,000 SHARES OF THE COMPANY'S COMMON STOCK
               THAT THE COMPANY IS REQUIRED TO ISSUE BY AGREEMENT
             TO RETIRE THE OUTSTANDING PRINCIPAL AND INTEREST OF THE
          JULY 30, 1999 6% CONVERTIBLE DEBENTURE ISSUED BY THE COMPANY

INTRODUCTION

         On July 30, 1999, the Company issued $5 million in original principal amount of its 6% convertible debentures (the "Convertible Debentures") to King LLC ("King"). The Convertible Debentures are convertible into shares of the Company's Common Stock at a conversion rate that fluctuates based on the current price of the Company's Common Stock. In addition to the Convertible Debentures, the Company also issued to King a common stock purchase warrant entitling King to purchase 287,843 shares of Common Stock at an exercise price of $2.7035 per share. The Company filed a registration statement covering the shares underlying the warrants that became effective on February 11, 2000.

NASDAQ NATIONAL MARKET STOCKHOLDER APPROVAL REQUIREMENT

         The Company's Common Stock is quoted on the NASDAQ National Market. Because of that listing, the Company is contractually obligated to comply with applicable rules of the NASDAQ Stock Market. NASDAQ Stock Market Rule 4460(i)(1) requires the Company to obtain stockholder approval, prior to the issuance of securities in connection with a transaction other than a public offering, involving the sale or issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value of the stock, which together with sales by officers, directors or substantial stockholders of the company equals 20% or more of Common Stock or 20% or more of the voting power outstanding before the issuance.

         Given the structure of the conversion formula applicable to the Convertible Debentures, there effectively is no limitation on the number of shares of Common Stock into which the Convertible Debentures could be converted. As the market price of the Common Stock decreases, the number of shares of Common Stock convertible under the Convertible Debentures continues to increase. In order to eliminate the requirement to obtain stockholder approval for the issuance of the Convertible Debentures at the time the Convertible Debentures were issued, the terms of the Convertible Debentures placed a cap on the number of shares that can be issued upon conversion, such that the holders of the Convertible Debentures cannot, without prior stockholder approval, convert the security into more than 19.999% of the Company's Common Stock outstanding as of July 30, 1999.

         As of July 30, 1999, the Company had 19,393,809 shares of common stock outstanding, and under the terms of the Convertible Debentures, the number of shares issuable under the cap equals 3,878,567 shares. As of December 1, 1999, the Company had issued 3,878,567 shares to King upon conversion of the Convertible Debentures. The Company has received conversion requests, which would result in issuances of Common Stock in excess of the 19.99% limitation. Thus, under the terms of the Convertible Debentures, the Company is unable to issue additional shares upon conversion unless stockholder approval is obtained.

         Pursuant to a letter agreement, the Company and King have agreed that, upon the Company receiving approval from its stockholders to issue additional shares of Common Stock to King, the Company shall issue 1,000,000 shares of its Common Stock in full satisfaction of all outstanding principal and interest due to King from the Company under the Convertible Debenture and that, upon the Company issuing such shares, the Convertible Debenture shall automatically terminate. In addition, the Company is subject to a Registration Rights Agreement signed between King and the Company on July 30, 1999, which will require the Company to file a registration statement covering such 1,000,000 shares and the Company will be required to seek effectiveness of the registration statement if the matter is approved by stockholders. In addition, the conversion of the Convertible Debentures issued by the Company will result in dilution to the equity interests of other holders of the Common Stock. Specifically, the issuance of the additional Common Stock will result in a decrease of the relative voting control of the Common Stock issued and outstanding prior to the conversion of the Convertible Debentures and public resales of Common Stock following the conversion of the Convertible Debentures may depress the prevailing market price of the Common Stock. Even prior to the time of actual conversions and public resales, the market "overhang" resulting from the mere existence of the Company's obligation to honor such conversions and exercises could depress the market price of the Common Stock.

         Robert F. Gruder, the Chief Executive Officer, President and Chairman of the Board of Directors of the Company, and the beneficial owner of Common Stock constituting approximately 23% of the total issued and outstanding Common Stock as of the date of this Proxy Statement, has covenanted with the holders of the Convertible Debentures that he would vote all of the shares of Common Stock he owns to approve the issuance of shares over the 20% threshold. Approval by a majority of the votes present and entitled to vote at this Meeting will be required to approve the proposal. If such stockholder approval is not obtained, the Convertible Debentures, and the documents executed by the Company in connection with the Convertible Debentures, will not be voided or voidable, but will remain legal obligations of the Company. Consequently, if the Company's stockholders do not, by the requisite vote, approve this Proposal No. 2, the Company will face the choice of either defaulting on its contractual covenants with King, giving rise to claims for money damages for breach of contract, or violating the applicable NASDAQ Stock Market rule, which could result in a delisting of the Common Stock from the NASDAQ National Market.

         The Company's Board of Directors has determined that the additional shares to be issued to King to retire all principle and interest under the Convertible Debentures furthers the best interests of the Company because the capital raised by the Convertible Debenture provided necessary operating capital during the third and fourth quarters of 1999 and because it will lead to the retirement of a substantial amount of the debt remaining on the Company's financial statements. The Board of Directors therefore approved such transaction. The Company's Board of Directors now solicits your proxy to be voted to approve the issuance of 1,000,000 shares of the Company's Common Stock to retire the outstanding principal and interest of the Convertible Debentures by approving this Proposal No. 2.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 2

                          ----------------------------

                                 PROPOSAL NO. 3

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         Subject to approval by the stockholders, the Board of Directors, upon recommendation of the Audit Committee has appointed Holtz Rubenstein & Co. LLP as the independent public accountants to audit the financial statements of the Company for the year ending December 31, 2000.

Holtz Rubenstein & Co. LLP also served as the Company's auditors for the fiscal years ended December 31, 1997, 1998, and 1999. It is expected that a representative of Holtz Rubenstein & Co. LLP will be present at the Meeting, have an opportunity to make a statement if they desire to do so and be available to respond to appropriate questions.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 3

                          ----------------------------

                            PROPOSALS OF STOCKHOLDERS

         Stockholders of the Company who intend to present a proposal for action at the 2001 Annual Meeting of Stockholders of the Company must notify the Company's management of such intention by notice received at the Company's principal executive offices not later than October 1, 2000, for such proposal to be included in the Company's proxy statement and form of proxy relating to such meeting. Any shareholder proposal submitted after October 1, 2000 will be considered untimely.

          ANNUAL REPORT TO STOCKHOLDERS AND INCORPORATION BY REFERENCE

         The Company's Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission, is being delivered with this Proxy Statement to the Company's stockholders and is incorporated by reference into this Proxy Statement.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters that are expected to be presented for consideration at the Meeting which are not described herein. However, if other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED, AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

                                         By Order of the Board of Directors
                                         Robert F. Gruder, Chairman

                                    EXHIBIT A
             LETTER AGREEMENT REGARDING SHARES ISSUABLE TO KING LLC

                                 April 11, 2000


King, LLC
c/o Krieger & Krieger
319 Fifth Avenue
New York, New York 10016

Re: SECURITIES PURCHASE AGREEMENT (THE "PURCHASE AGREEMENT") DATED AS OF JULY 30, 1999 BY AND BETWEEN INFORMATION ARCHITECTS CORPORATION (THE "COMPANY") AND KING, LLC ("KING")

Gentlemen:

         Pursuant to the terms of the Purchase Agreement, on July 30, 1999, King purchased $5 million of the Company's 6% convertible debentures under the terms of the Debenture (the "DEBENTURE"). The terms of the Debenture placed a cap on the number of shares of the Company's Common Stock, par value $.001 per share ("Shares") that can be issued upon conversion, such that King cannot, without prior stockholder approval, convert the security into more than 19.999% of the Company's Common Stock outstanding as of July 30, 1999. As of July 30, 1999, the Company had 19,393,809 Shares of common stock outstanding, and under the terms of the Debenture, the number of Shares issuable under the cap equals 3,878,567 Shares. As of December 1, 1999, the Company had issued 3,878,567 Shares to King upon conversion of the Debenture, which number of Shares failed to retire the outstanding principal amount of the Debenture. Thus, under the terms of the Debenture, the Company was unable to issue additional Shares to King to retire the outstanding principal and interest under the Debenture unless stockholder approval is obtained. The Company and King are in dispute as to the conversion prices for and the number of Shares that would be issuable by the Company to retire the outstanding principal and interest under the Debenture ("DISPUTE"). For and in consideration of the undertakings of the parties and the mutual covenants and agreement set forth in this letter, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged:

1. The Company and King agree that, upon the Company receiving approval from its stockholders to issue additional shares to King, the Company shall issue 1,000,000 Shares in full satisfaction of all outstanding principal and interest due to King from the Company under the Debenture and that upon the Company issuing such Shares the Debenture shall automatically terminate.

King LLC
April 11, 2000
Page 2


2. Each party hereby releases, forever discharges and acquits the Releasees (as defined below) and all other persons, partnerships, firms, or corporations charged or chargeable with the responsibility or liability from the Dispute and any obligations under the Debenture, including but not limited to any and all claims which have been asserted or could have been asserted with respect to the Dispute and any obligations under the Debenture forever from any and all past, present and future manner of actions, losses, expenses, judgements, causes of action, claims, debts, accounts, damages and demands of every kind and nature, past, present and future, known, unknown, asserted or unasserted, relating to or which might hereafter result from the Dispute. Each party agrees that this release applies to the other party, its predecessors, successors, assigns, parent entities (direct or indirect), subsidiaries, affiliates, stockholders, accountants, legal representatives, financial advisors, officers, directors, agents and employees, past, present and future and their legal heirs and representatives (individually and collectively referred to as "Releasee(s)"). Each party also agrees not to institute administrative proceedings or a lawsuit against the other party's Releasees in regard to any actions, claims, debts, accounts, demands, causes of action, damages, losses, expenses or judgments arising from the Dispute and any obligations under the Debenture, provided however nothing contained herein shall vitiate the Company's obligations under its Registration Rights Agreement with King.

3. It is expressly understood, acknowledged and agreed that by reason of entering into this Letter Agreement, the parties do not admit any fact or liability of any type or nature with respect to any matter, whether or not referred to herein regarding the Agreements. This Letter Agreement is entered into by way of compromise and settlement to avoid the expense of litigation or arbitration.

4. This Letter Agreement contains the entire agreement and understanding concerning the Dispute between the parties and supersedes and replaces all prior negotiations, proposed agreements, written or oral. The parties acknowledge that neither they nor any agent or attorney has made any promise, representation, or warranty whatever, express, implied, or statutory, not contained herein concerning the subject matter hereof. In addition, this Letter Agreement may not be modified unless agreed to in writing by authorized representatives of each party.

         Please evidence your agreement to the terms set forth above by signing this letter in the space provided below, and returning one executed copy to the Company for the Company's files.

                                         Very truly yours,

                                         INFORMATION ARCHITECTS CORPORATION

                                         By:      \s\ Robert F. Gruder
                                                  --------------------
Accepted and Agreed to this
17th day of April, 2000

KING, LLC

By:      \s\ Elton Wheeler
         Navigator Management LTD
         Director

                       INFORMATION ARCHITECTS CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                   May 26, 2000                       2:00 p.m.

         The undersigned hereby appoints Robert F. Gruder and Thomas G. Dudchik, and each of them jointly and severally, proxies with full power of substitution and revocation, to vote on behalf of the undersigned all shares of Common Stock of Information Architects Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 26, 2000 or any adjournments thereof.

         1.       ELECTION OF DIRECTORS.

                  FOR all the nominees listed below [ ]

                  WITHHOLD AUTHORITY to vote for all nominees listed below [ ]

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the box next to the nominee's name below.)

                           Robert F. Gruder [ ]          Thomas J. Dudchik [ ]

                           Richard J. Blumberg [ ]       James H. McLaughlin [ ]



         2. PROPOSAL TO APPROVE THE ISSUANCE OF 1,000,000 SHARES OF THE COMPANY'S COMMON STOCK THAT THE COMPANY IS REQUIRED TO ISSUE BY AGREEMENT TO RETIRE THE OUTSTANDING PRINCIPAL AND INTEREST OF THE JULY 30, 1999 6% CONVERTIBLE DEBENTURE ISSUED BY THE COMPANY.

                  FOR  [ ]              AGAINST [ ]             ABSTAIN  [ ]


         3. PROPOSAL TO RATIFY APPOINTMENT OF HOLTZ RUBENSTEIN & CO., LLP, AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2000.

                  FOR  [ ]              AGAINST [ ]             ABSTAIN  [ ]

         In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

         (Continued and to be signed on reverse side.)

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED TO ELECT MESSRS. GRUDER, DUDCHIK, MCLAUGHLIN AND BLUMBERG AS DIRECTORS (PROPOSAL NO. 1); TO APPROVE THE ISSUANCE OF 1,000,000 SHARES OF THE COMPANY'S COMMON STOCK THAT THE COMPANY IS REQUIRED TO ISSUE BY AGREEMENT TO RETIRE THE OUTSTANDING PRINCIPAL AND INTEREST OF THE JULY 30, 1999 6% CONVERTIBLE DEBENTURE ISSUED BY THE COMPANY (PROPOSAL NO. 2); AND TO RATIFY THE APPOINTMENT OF COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2000 (PROPOSAL NO. 3).


         -------------------------------------------------
         Dated


         -------------------------------------------------
         Signature

         -------------------------------------------------
         Signature if held jointly


(Please sign exactly as ownership appears on this proxy. Where stock is held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)


Please mark, date, sign and
return Proxy in the enclosed envelope.